Exhibit 4.1

PRIVILEGED AND CONFIDENTIAL

SECOND AMENDMENT

TO

RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”), dated as of September 28, 2023, by and between STRATASYS LTD., an Israeli company (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the “Rights Agent”), amends the Rights Agreement, dated as of July 25, 2022, between the Company and the Rights Agent (the “Agreement”), as previously amended by the First Amendment to Rights Agreement, dated as of May 25, 2023 (the “First Amendment”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement, as amended by the First Amendment.

WHEREAS, the Company and the Rights Agent have executed and entered into the Agreement, as amended by the First Amendment;

WHEREAS, Section 28 of the Agreement provides, among other things, that the Company may from time to time, and the Rights Agent shall, if directed by the Company, supplement or amend this Agreement without the approval of any holders of Right Certificates to make any other provisions with respect to the Rights which the Company may deem necessary or desirable (provided, among other things, that, from and after such time as any Person becomes an Acquiring Person, certain conditions must be met);

WHEREAS, under Section 7(a) of the Agreement, the Final Expiration Date was initially set at the Close of Business on July 24, 2023;

WHEREAS, under the First Amendment, the Final Expiration Date was amended to be the later of (x) the Close of Business on July 24, 2023 and (y) the conclusion of the Sun Shareholders’ Meeting (as defined in the Merger Agreement) (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof) or, if earlier, such time as the Merger Agreement shall have been terminated in accordance with its terms;

WHEREAS, to the knowledge of the Company, no Person has become an Acquiring Person;

WHEREAS, the Board of Directors of the Company deems it is advisable and in the best interests of the Company and its shareholders to amend the Agreement by further extending the Final Expiration Date to the Close of Business on December 31, 2023;

WHEREAS, the Company has provided an Officer’s Certificate in compliance with the terms of Section 28 of the Agreement, attached hereto as Exhibit A; and

WHEREAS, pursuant to and in accordance with Section 28 of the Agreement, the Company desires to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto amend the Agreement as follows:

1. Amendments.

a.	Paragraph (a) of Section 7 of the Agreement is amended in its entirety to read as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Issuance Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Ordinary Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on December 31, 2023 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

b.	Exhibit B to the Agreement is amended as follows:

The text following the heading “Expiration” on page B-2 is to be removed and replaced with:

“The Rights will expire on December 31, 2023.”

2. Effect of this Amendment. It is the intent of the parties that this Second Amendment constitutes an amendment of the Agreement as contemplated by Section 28 thereof. This Second Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Second Amendment, the terms of the Agreement, as amended by the First Amendment (to the extent not superseded by the terms of this Second Amendment), remain in full force and effect.

3. Counterparts. This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4. Governing Law. This Second Amendment shall be deemed to be a contract made under the laws of the State of Israel and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, other than with respect to the duties and rights of the Rights Agent under Sections 18-21 hereunder which shall be governed by and construed in accordance with the laws of the State of New York.

5. Severability. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Second Amendment and shall be ignored in the construction and interpretation hereof.

7. Further Assurances. Each of the parties to this Second Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Second Amendment, the Agreement and any transactions contemplated hereunder and thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date set forth above.

STRATASYS LTD.

By:	/s/ Yoav Zeif
	Name:	Yoav Zeif
	Title:	Chief Executive Officer

By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margaret B. Lloyd
	Name:	Margaret B. Lloyd
	Title:	Vice President

[Signature Page to Second Amendment to Rights Agreement]

EXHIBIT A

OFFICER’S CERTIFICATE

September 28, 2023

Pursuant to Section 28 of the Rights Agreement, dated as of July 25, 2022 (as amended through the date hereof, the “Rights Agreement”), by and between Stratasys Ltd., an Israeli company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”), the undersigned officer of the Company does hereby certify that the Second Amendment to Rights Agreement, to be entered into as of the date hereof by and between the Company and the Rights Agent, is in compliance with the terms of Section 28 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first above written.

By:	/s/ Yoav Zeif
Name:	Yoav Zeif
Title:	Chief Executive Officer

[Signature Page to Officer Certificate]